Item 77C - Scudder YieldWise Money Funds

Registrant incorporates by reference Scudder Money Fund's
Registration Statement on Form N-14, Scudder Money Fund's
Proxy Statement dated April 2005, filed on April 19, 2005
(Accession No. 0001193125-05-079599).

Shareholder Meeting Results:

A Special Meeting of Shareholders of each fund of Scudder
YieldWise Funds was held on May 26, 2005. The following matter was voted upon by the shareholders of said funds (the resulting votes are presented below):

1. For Scudder YieldWise Money Fund, to approve an Agreement and Plan of Reorganization and the transactions it contemplates, including the transfer of all of the assets of Scudder YieldWise
Money Fund into the corresponding Scudder Money Fund as described in the proxy statement.

Affirmative 		Against 	Abstain
148,379,207.446		4,871,036.436	4,304,368.350

2. For Scudder YieldWise Government & Agency Money Fund, to approve an Agreement and Plan of Reorganization and the transactions it contemplates, including the transfer of all of the assets of Scudder YieldWise Government & Agency Money Fund into the corresponding Scudder Money Fund as described in the proxy statement.

Affirmative 	Against 	Abstain
47,550,613.545	425,212.550	1,251,134.750

3. For Scudder YieldWise Municipal Money Fund, to approve an
Agreement and Plan of Reorganization and the transactions it contemplates, including the transfer of all of the assets of Scudder YieldWise Municipal Money Fund into the corresponding Scudder
Money Fund as described in the proxy statement.

Affirmative 	Against 	Abstain
71,106,112,155	11,805,731.940	4,580,756.710


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